EXHIBIT 99.1

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director – Investor Relations
(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES HEDGE RESTRUCTURING

HOUSTON, Texas, September 21, 2004 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announced today that it has entered into new oil price collars for the period 2005 – 2008 and eliminated approximately 80% of its 2005 fixed price crude oil swaps. Specifically, PXP exchanged existing 2005 oil price swaps with respect to 22,000 barrels of oil per day at an average price of $24.25 for new oil price collars relating to 22,000 barrels of oil per day during the period 2005 through 2008 that have a floor price of $25.00 and an average ceiling price of $34.76. The Company’s only remaining 2005 crude oil swaps involve 13,000 barrels of oil per day in the first quarter and 10,000 barrels of oil per day in the second quarter, at fixed prices averaging $25.82 and $25.80, respectively.

“This restructuring of PXP’s 2005 swap position will enable us to participate more fully in the strong current oil price environment,” commented Stephen A. Thorington, PXP’s Executive Vice President and Chief Financial Officer, “By converting fixed price swaps to collars we retain downside protection while potentially capturing significantly higher cash flow. In addition, we now have certainty of an attractive price range for a meaningful amount of our production for the next several years.”

Accounting for the restructured hedge position will include the following elements:

•	The new collars will not qualify for hedge accounting because they incorporate a net liability position associated with the cancelled swaps. As a result, changes to the market value of the collars will be recorded quarterly on the income statement as Derivative Fair Value Gains or Losses. For example, if the forward curve for oil prices is higher at the end of an accounting period than at the beginning of the period a Derivative Fair Value Loss will be recorded. Conversely, if the forward curve for oil prices declines during the accounting period a Fair Value Gain will be recorded. As a consequence of this accounting treatment PXP expects that there may be significant volatility in its reported earnings.

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•	Any cash flow impact associated with the new collars will be reported as a financing activity in the statement of cash flows rather than an operating cash flow.

•	Other Comprehensive Income (“OCI”) will include approximately $106 million of pre-tax deferred losses as of September 21, 2004 attributable to the cancelled 2005 swaps. These deferred losses will remain in OCI until the hedged production is delivered during 2005, at which time they will be recognized as a reduction to oil revenues.

•	Hedge accounting will continue to be applied to derivatives that qualify for hedge accounting.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

* commodity prices,

* reliability of reserve and production estimates,

* production expense estimates,

* cash flow estimates,

* future financial performance,

* planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Forms 10-K and 10-K/A for the year ended December 31, 2003, for a further discussion of these risks.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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